July 2, 2026

Michael Keogh

Dear Michael:

Ultra Clean Holdings, Inc., or any one of its subsidiaries (collectively, "UCT" or the "Company"), is pleased to offer you the position of Chief Financial Officer reporting to James Xiao, Chief Executive Officer (the “CEO”). You will be designated as a “Section 16 Officer” of the Company. Your start date is August 5, 2026 (the “Start Date”). This position will be located in our Hayward, CA office.

If you accept this offer, your employment at the Company will be governed by the following terms and conditions:

Base Salary. Effective as of the Start Date, your annual base salary will be $595,000.00 USD (the “Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to all applicable state and federal laws. You will be classified as a regular, full-time exempt employee. The Company reserves the right to adjust the Base Salary from time to time in its discretion.

Management Bonus. You will be eligible to participate in the Company’s management bonus plan (the “Plan”), commencing after your first full quarter of employment. The Plan sets forth the exclusive terms and conditions under which bonuses may be earned, with an initial target payout of 85% of your Base Salary on an annualized basis. The Plan is discretionary and subject to modification or termination by the Company's officers and Board of Directors (the “Board”).

Restricted Stock Units. Subject to the approval of the CEO and the Board, the Company will grant you restricted stock units with a value of $2,000,000 USD (the “Equity Award”), which will vest over three (3) years in equal installments on each anniversary of the grant date, and will be subject to the terms and conditions set forth in the Company’s standard form of restricted stock unit agreement and Amended and Restated Stock Incentive Plan. The Equity Award will be granted on the last Friday of the month in which you were hired, and the number of units will be calculated based on a 60-day average of the Company’s closing stock price ending on the day before your grant date. Once the Equity Award is processed, you will receive account access instructions from E*Trade/Morgan Stanley. If you have any questions, please contact Carla Khoury at carla.khoury@uct.com.

Annual Equity Compensation. Subject to the approval of the CEO and the Board, you will be eligible for annual equity awards, consisting of restricted stock units (“RSUs”) and performance stock units (“PSUs”) in a 50%/50% mix. The RSUs will vest in equal annual installments over three (3) years, with the first installment vesting one (1) year from the last business day of the month following the grant date. All PSUs will vest at the end of a three-year performance period, in accordance with the criteria established by the Compensation and People Committee of the Board. The number of units will also be calculated based on a 60-day average of the Company closing stock price before the grant date. Annual equity awards are not guaranteed and remain subject to the discretion of the Board and the CEO.

Severance Benefits. In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), you will be entitled to the severance benefits as set forth in the Company’s policy on Severance Benefits for Executive Officers (the “Severance Policy”), subject to the terms and conditions set forth in the Severance Policy.

Change in Control Severance. You and the Company will enter into a change-in-control severance agreement (the “CIC Agreement”) in accordance with the Company’s standard form Change In Control Severance Agreement.

Cause and Good Reason. For the purposes of the Severance Policy and the CIC Agreement, the following definitions of "Cause" and "Good Reason" shall apply:

"Cause means: (A) you are convicted of, or plead guilty or no contest to, (i) a felony or (i) a misdemeanor involving moral turpitude; (B) you engage in any act of fraud or material dishonesty in connection with your employment; (C) you materially breach any written agreement with the Company; (D) you commit any material violation of a written Company policy that has been provided to you; or (E) you willfully fail, refuse or neglect to perform the services
UNITED STATES 1 26462 Corporate Avenue, Hayward, CA 94545 I www.UCT.com

reasonably required of your position at the Company; provided, however, that notwithstanding the foregoing, with respect to clauses (C), (D) and (E) above, unless the condition is incapable of remedy by its nature or otherwise, your termination will not be for Cause unless the Company (x) notifies you in writing of the existence of the condition which the Company believes constitutes Cause within 60 days of the Company becoming aware of the existence of such condition (which notice specifically identifies such condition), (y) gives you at least 10 days following the date on which you receive such notice (and prior to termination) in which to remedy the condition, and (z) if you do not remedy such condition within such period, actually terminates your employment within 15 days after the expiration of such remedy period (and before you remedy such condition).

"Good Reason" means: (A) a reduction of your then-existing annual base salary (other than in connection with an action affecting a majority of the executive officers of the Company not to exceed 25%); (B) relocation of the principal place of your employment to a location that is more than 50 miles from the principal place of your employment immediately prior to the date of such change; or (C) a material reduction in your authority, duties or responsibilities; provided, however, that notwithstanding the foregoing, your termination will not be for Good Reason unless you (x) notify the Company in writing of the existence of the condition which you believe constitutes Good Reason within 60 days of the initial existence of such condition (which notice UCT specifically identifies such condition), (y) gives the Company at least 10 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (z) if the Company does not remedy such condition within such period, actually terminate employment within 15 days after the expiration of such remedy period (and before the Company remedies such condition).

Benefits. As a regular employee working at least thirty (30) hours per week, you will be eligible to participate in our benefits program starting on your first day of employment. Participation in the benefits program is available pursuant to the terms and conditions of each of these plans. A summary of our benefits program has been included with this offer for your review. The Company may modify benefits from time to time as it deems necessary.

At-Will Employment. Employment with the Company is “at will” meaning either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. Except for the CEO, no manager, supervisor, or other representative of the Company has the authority to agree on behalf of the Company to employ any employee for any specified period of time, or to employ any employee on other than an “at will” basis. Any agreement to employ any employee for a specified period of time or on other than an “at will” basis is effective only if the agreement is signed by the CEO.

Confidentiality and Non-Disclosure. In connection with your employment, you will have access to confidential and proprietary information of the Company. As a condition of your employment, you will be required to execute the Company’s standard Confidentiality and Non-Disclosure Agreement (the “NDA”), which will be provided to you as part of the onboarding process. The NDA governs your obligations with respect to the use and protection of the Company’s confidential information.

Acceptance. This offer is valid until the close of business three (3) days from the date of this letter, at which time it will expire. This offer is contingent upon your ability to present proof of your eligibility to work in the United States within three (3) working days of your Start Date. It is also contingent upon your satisfactory completion of the Company’s standard background check and behavior assessment.

If you find this offer acceptable, please sign and return this letter, retaining a copy for your records. Please feel free to contact me directly at (510) 298-2169 or by email at jamie.palfrey@uct.com if you have questions regarding this offer. We look forward to welcoming you to UCT.

Sincerely,
/s/ Jamie J. Palfrey
Jamie J. Palfrey
Chief Human Resources Officer

Accepted by:
/s/ Michael Keogh
UNITED STATES 1 26462 Corporate Avenue, Hayward, CA 94545 I www.UCT.com